UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent to certain shareholders of Equifax Inc. beginning on April 18, 2013.

Definitive Additional Materials dated April 18, 2013

2013 Annual Meeting of Shareholders

May 2, 2013, 9:30 a.m. (Eastern Daylight Time)

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

April 18, 2013

Dear Shareholder:

Equifax Inc. is requesting your vote in favor of all Proposals submitted for your consideration at the upcoming Annual Meeting of Shareholders to be held on May 2, 2013, as described in our Proxy Statement dated March 20, 2013. In particular, the Board of Directors is seeking your support for the three compensation-related proposals described below. We believe all three proposals are important to our continuing efforts to grow our business and deliver shareholder value. ISS Proxy Advisory Services and Glass Lewis proxy advisory firms have both recommended a vote “FOR” all three proposals.

WE ARE REQUESTING YOUR SUPPORT ON AMENDING OUR 2008 OMNIBUS INCENTIVE PLAN (Proposal 3)

•	The amendment would, among other things, add 11,000,000 shares to the 6,313,915 shares which remain available for future grants under the plan.

•	We have been judicious in our use of shares previously authorized by the shareholders in May 2008, and estimate the additional shares plus the remaining shares will be sufficient for up to five years of awards.

•	Over the past three years, our equity run rate has declined from 1.4% to 1.0%; overhang has declined from 13.5% to 10.0%; and dilution has declined from 5.5% to 4.8% as shown on page 25 of the Proxy Statement, all well within industry and S&P 500 norms.

•	Without the additional shares, we would need to make changes to our long-term incentive (LTI) program that would limit our ability to provide market-competitive compensation in order to attract, retain and reward the caliber of employees necessary to achieve superior performance.

WE ARE REQUESTING YOUR SUPPORT ON PERFORMANCE METRICS FOR PERFORMANCE-BASED INCENTIVE COMPENSATION (Proposal 4)

•	Approve the material terms of performance goals as described in the Proxy Statement, to ensure the continued deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code.
•	The performance goals were last approved by our shareholders in 2008, and several new business measures are proposed to be added as summarized in the Proxy Statement, in order to ensure continued tax-deductibility.

WE ARE REQUESTING YOUR SUPPORT ON SAY ON PAY (Proposal 5)

Our well-designed and tested executive compensation program has played a crucial role in driving Equifax’s consistent outperformance and strong total shareholder return (TSR) not only during 2012 but also over the last three years.

CONSISTENT OUTPERFORMANCE

▪	Our one-year TSR in 2012 was 41.9%, more than 2.5 times the TSR of the S&P 500. This placed us in the top 20% of the S&P 500. Over the last three and five years, our TSR was 2.3 times and 5.7 times the TSR of the S&P 500, respectively.
▪	In 2012, revenue from continuing operations was a record $2.2 billion; income from continuing operations grew 18%, to $272.1 million; and diluted EPS from continuing operations was $2.22, up 19% compared to $1.87 in 2011.

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▪	We returned $171.1 million to shareholders through $86.0 million in dividends and $85.1 million in share repurchases in 2012; increased our quarterly dividend by 12.5% to $0.18 per share in February 2012, and by 22% in February 2013; and, over the past three years, grew our dividend at a compound annual rate exceeding 76%.
▪	Our stock closed at $58.76 today, near the all-time high of $59.83.

The graph below shows our five-year cumulative TSR outperformance compared to the cumulative TSR over that period of the S&P 500 Index and the Dow Jones U.S. General Finance Index:

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG EQUIFAX INC., S&P 500 INDEX, AND DJ US GENERAL FINANCE INDEX

	Initial	2008	2009	2010	2011	2012
Equifax Inc.	100.00	73.33	85.93	99.88	110.75	157.16
S&P 500 Index	100.00	63.00	79.67	91.67	93.61	108.59
Dow Jones US General Financial Index	100.00	38.29	58.00	60.08	53.10	69.27

OUR EXECUTIVE PAY IS STRONGLY LINKED TO PERFORMANCE

The foregoing results demonstrate our consistent outperformance and the effectiveness of our compensation plan design. The higher pay of our Chairman and CEO, Richard F. Smith, and other named executive officer compensation in 2012 was earned by achieving the annual performance goals, and is subject to the LTI performance conditions, summarized below and in the Proxy Statement.

CEO pay has only increased when Equifax achieved strong results, as it did again in 2012, although the pay increase was of a lesser magnitude than the performance results. Since Mr. Smith joined Equifax in September 2005 through December 31, 2012, our revenue has grown by 50% and our cumulative TSR has outpaced the S&P 500 by over 36%. From September 2005 through March 31, 2013 our market capitalization increased 53%, from $4.3 billion to $6.9 billion.

The table on the following page shows the strong correlation between the total direct compensation of our CEO, as previously disclosed in our proxy statements pursuant to SEC rules, and the indexed cumulative TSR of our stock over the period 2007-2012 (direct pay excludes annual change in pension value and nonqualified deferred compensation earnings and the effect of estimated equity award forfeitures):

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•	82% of Mr. Smith’s direct compensation for 2012 is variable, “at risk” incentive and stock-based compensation tied to financial or stock performance and is heavily weighted toward long-term incentives; 18% is base pay which has not changed since 2008. Although the CEO pay multiple for 2012 was higher than the median peer group, Equifax TSR performance was at the 89th percentile of its peer group TSR performance when measured over one- and three-year periods. Mr. Smith’s pay as shown in the Summary Compensation Table in the Proxy Statement includes the annual increase in pension benefit which varies from year to year based on changes in the underlying discount rate.

•	Annual cash incentives are based on individual and corporate performance against rigorous financial and individual goals representing key strategic objectives intended to support our long-term success. For 2012:

▪	Threshold goals were set at the prior year’s actual results;
▪	Target payout for Adjusted EPS and revenue from continuing operations were set 9% and 7%, respectively, above the Threshold payout level, based on our strategic goals and performance expectations for 2012; and
▪	Maximum payout for Adjusted EPS and revenue from continuing operations was capped at 14% and 10%, respectively, above the Threshold payout level as a stretch goal.

•	LTI design was changed beginning in 2012 to award performance-based share units (PSUs) in place of the component that was previously allocated to stock options, to further enhance the link of pay to the creation of long-term shareholder value. PSUs will pay out, if at all, based on our three-year TSR relative to the companies included in the S&P 500 Stock Index, with target payout at the 50th percentile ranking (threshold is 30th percentile and maximum is 90th percentile). For 2012, 54% of the CEO’s LTI target award was allocated in TSR PSUs and 46% in restricted stock units vesting over three years (50%/50% allocation for the other named executives).

EQUIFAX HAS BEEN RESPONSIVE TO SHAREHOLDER INTERESTS AND HAS IMPLEMENTED SIGNIFICANT CHANGES TO OUR GOVERNANCE AND COMPENSATION PRACTICES IN RECENT YEARS AND IN 2012

In recent years, Equifax has significantly enhanced the level of senior management engagement with shareholders. Last year, we received feedback from 17 of our top 25 shareholders, representing approximately 45% of our outstanding shares, on various topics relating to our company. Recent governance and compensation actions taken by Equifax include, among others:

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•	Governance practices—majority voting for directors, a director resignation policy if a director does not receive a majority of votes cast in uncontested elections, declassification of our Board, and establishment of a strong independent Presiding Director role.

•	Executive compensation program—February 2012 redesign of the LTI program, discussed above, to replace the stock option component with TSR PSUs; April 2013 further change to the LTI program, which will not affect existing awards but will be applicable to our future TSR PSU awards, to cap the payout of TSR PSU awards at target in the event our TSR performance is negative over the applicable three-year performance period; and in February 2012 adding restrictive covenants to executive equity award agreements. Other best practices as further described in the Proxy Statement include:

What We Do	What We Don’t Do

✓ Independent Compensation Committee uses independent compensation consultant

✓ Capped annual and long-term incentive awards

✓ Meaningful share ownership requirements for senior officers

✓ Strong executive compensation clawback policy

✓ Strong policies prohibiting stock hedging and pledging

✓ No dividend equivalents paid on unearned share units

✓ No repricing of underwater stock options

✓ No single-trigger cash severance benefits

✓ No tax gross-ups for perquisites or new change-in-control agreements

✓ No additional years of pension service credit since 2011

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